Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Peter N. Hood, CF0

Storage Computer Corporation

(603) 880-3005

ir@storage.com

STORAGE COMPUTER CORPORATION ANNOUNCES

RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2002

NASHUA, New Hampshire – April 1, 2003 — Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high-performance storage and data delivery systems, today announced the Company’s results for the fourth quarter and year ended December 31, 2002. Revenue for the quarter was $3,400,383 versus $618,731 for the third quarter, and $3,861,324 for the fourth quarter of 2001. Revenue for the year ended December 31, 2002 was $5,372,110 versus $9,047,627 for the year ended December 31, 2001.

The net income for the three months ended December 31, 2002 was $979,721, compared to a net loss of $3,117,866 for the three months ended December 31, 2001. The fully diluted income per share available to common stockholders was $0.04 for the three months ended December 31, 2002 compared to fully diluted loss per share available to common stockholder of $0.19 for the three months ended December 31, 2001. Dividends on preferred stock including amortization of the beneficial conversion features were $37,435 ($0.002 per share) for the quarter ended December 31, 2002 compared to $535,015 ($0.028 per share) for the three months ended December 31, 2001.

The net loss for the year ended December 31, 2002 was $27,172,131, including a non-cash charge for impairment of goodwill and other intangible assets totaling of $15,257,400, compared to a net loss of $13,216,813 for the year ended December 31, 2001. The fully diluted loss per share available to common stockholders was $1.33 for the year ended December 31, 2002 compared to $1.32 for the year ended December 31, 2001. Dividends on preferred stock including amortization of the beneficial conversion features were $635,672 ($0.03 per share) for the year ended December 31, 2002 compared to $7,709,661 ($0.49 per share) for the year ended December 31, 2001.

Revenue from sales of products and services in 2002 consisted primarily of our new product lines introduced in late 2001 and our CyberNAS product that was introduced in the first quarter of 2002. Sales for 2001 were primarily of our legacy RAID products, which are now available only on custom orders. In 2002 the costs of products and services, after eliminating restructuring charges for inventories related to discontinued product lines and a bad debt charge for one large customer in bankruptcy, are comparable to the same quarter and year to date last year and continue to be high as a percent of sales because of the relatively fixed level of factory overhead and service department costs.

Revenues from license fees were recorded in the fourth quarters of both 2002 and 2001 of $3,000,000 and $2,500,000, respectively. Costs of license fees consisting primarily of legal and consulting fees and expenses associated with the enforcement of our patent and other intellectual property rights increased dramatically due primarily to the litigation in the United Kingdom during 2002.

Research and development expenses were lower in the fourth quarter and the year ended December 31, 2002 compared to the same periods in 2001. As our new product development effort moved closer to completion and we narrowed our focus on the SWAN product area, we were able to reduce employee headcount and software development subcontractors were no longer required. Selling and marketing expenses were lower during the fourth quarter and the year ended December 31, 2002 due to the decrease in head count in corporate marketing and field sales employees both in the US and in Europe and expenses for trade shows and travel. After taking into consideration to provision for bad debts and staff reductions in the year ended December 31, 2002, general and administrative costs were otherwise comparable to 2001. General and administrative expenses in the quarter of 2002 were lower than the fourth quarter of 2001 as increases in legal fees relating to other corporate matters were offset by reductions in administrative staff.

Effective January 1,2002, we adopted the requirements of SFAS No.142 with respect to the accounting for goodwill and other intangibles assets and SFAS No. 144 with respect to the accounting for the impairment of long-lived assets. These new accounting rules require, amount other things, that goodwill no longer be amortized, but instead, be tested at least annually or upon the occurrence of certain triggering events for impairment. Other intangible asset must also be tested for impairment in a similar manner. Indications of impairment were confirmed after the announcement of the unfavorable decision in our patent litigation in the UK High Court in August 2002, the resulting decline in our stock price and a reorganization of our management team to refocus on the SWAN market. The effective date of the impairment was determined to be September 30, 2002. Our analysis determined that an impairment charge of $14,281,300 for goodwill and $976,100 for other intangibles assets was required. Our quarter ended September 30, 2002 will be restated to reflect these non-cash charges.

The non-cash quarterly charge of approximately $470,000 for amortization of goodwill related to the CyberStorage acquisition was eliminated with the application of the new SFAS rules that became effective in January 2002. During the quarter fourth quarter of 2002, amortization of intangibles was reduced to a quarterly charge of $144,000 after the impairment charge related to other intangible assets recorded at September 30, 2002.

During the quarter ended September 30, 2002, we received a tax refund and interest totaling $276,000 related to an IRS audit of prior years.

The following financial data summarizes Storage Computer Corporation’s operating results for the quarter ended December 31, 2002 and 2001.

	Quarter ended December 31, 2002	Quarter ended December 31, 2001
Revenue:
Product and services	$400,383	$1,361,324
License fees	3,000,000	2,500,000

Total revenues	3,400,383	3,861,324

Costs and expenses:
Cost of products and services	143,881	1,685,231
Cost of license fees	1,108,502	1,562,124
Research and development	302,838	1,114,222
Sales and marketing	289,229	1,231,128
General and administrative	592,848	776,713
Amortization of intangibles	144,000	707,934

Total costs and expenses	2,581,298	7,077,352

Operating income (loss)	819,085	(3,216,028)
Other income (expense), net	160,636	96,948

Pre-tax income (loss)	979,721	(3,119,080)
Provision (credit) for income taxes	—	1,214

Net income (loss)	979,721	(3,117,866)
Dividends on preferred stock including amortization of the beneficial conversion features	(37,435)	(535,015)

Net income (loss) applicable to common stockholders	$942,286	$(3,652,881)

Net income (loss) available to common stockholders per basic and dilutive share	$0.04	$(0.22)
Basic and dilutive shares	23,623,845	16,581,937

The following financial data summarizes Storage Computer Corporation’s operating results for the years ended December 31, 2002 and 2001.

	Year ended December 31, 2002	Year ended December 31, 2001
Revenue
Product and services	$2,372,110	$6,547,627
License fees	3,000,000	2,500,000

Total revenues	5,372,110	9,047,627

Costs and expenses:
Cost of products and services	4,079,066	5,546,119
Cost of license fees	3,716,618	2,310,650
Research and development	2,758,981	4,335,237
Sales and marketing	2,778,332	4,407,735
General and administrative	3,606,040	3,110,418
Amortization of intangibles	771,714	2,831,736
Impairment of goodwill	14,281,336	—
Impairment of identifiable intangible assets	976,099	—

Total costs and expenses	32,968,186	22,541,895

Operating loss	(27,596,076)	(13,494,268)
Other income (expense), net	224,211	277,455

Pre-tax loss	(27,371,865)	(13,216,813)
Provision (credit) for income taxes	(199,734)	—

Net loss	(27,172,131)	(13,216,813)
Dividends on preferred stock including amortization of the beneficial conversion features	(635,672)	(7,709,661)

Net loss applicable to common stockholders	$(27,807,803)	$(20,926,474)

Net loss available to common stockholders per basic and dilutive share	$(1.33)	$(1.32)
Basic and dilutive shares	20,875,902	15,891,223

The following financial data summarizes Storage Computer Corporation’s financial position at December 31, 2002 and December 31, 2001.

	December 31, 2002	December 31, 2001
Cash and cash equivalents	$2,680,599	$5,627,855
Accounts receivable, inventories and other current assets	2,438,292	6,611,823

Total current assets	5,118,891	12,239,678
Non-current assets, primarily goodwill, net	4,754,981	21,470,536

Total assets	$9,873,872	$33,710,214

Current liabilities	$3,509,985	$3,113,945
Long-term debt	—	328,184
Redeemable convertible preferred stock	1,212,618	3,725,015
Shareholders’ equity	5,151,269	26,543,070

Total liabilities and shareholders’ equity	$9,873,872	$33,710,214

About Storage Computer Corporation

Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer’s high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer’s worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.